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                                                                   EXHIBIT 23.02

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Seagate Technology for the registration of its common stock and to the incorporation by reference therein of our reports dated July 11, 1995, except for the last paragraph of the patent litigation note as to which the date is July 31, 1995, with respect to the consolidated financial statements of Seagate Technology and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                               Ernst & Young LLP


San Jose, California
January 17, 1996